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Exhibit 4.1

SHAREHOLDER AGREEMENT [UPDATED TO AUGUST 27, 2003]

        THIS AGREEMENT dated the 27th day of December, 2001.

A M O N G:

      JOHN NEMANIC, an adult individual residing at 1330 15th Avenue SW, Calgary, Alberta, Canada T3C 3N7,

      ("JN")

      – and –

      WILLIAM CAMPBELL, an adult individual residing at 1 Leland Avenue, Toronto, Ontario, Canada M8Z 2X4,

      ("WC")

      – and –

      COLIN CAMPBELL, an adult individual residing at 2139 Westoak Trails, Oakville, Ontario, Canada L3M 3L3,

      ("CC")

      – and –

      TELUS CORPORATION, a corporation incorporated under the laws of British Columbia with its principal place of business located at 21 - 3777 Kingsway, Burnaby, British Columbia, Canada V5H 3Z7,

      ("TELUS")

      – and –

      The other Shareholders who have executed this Agreement,

      – and –

      HOSTOPIA.COM, INC., a corporation incorporated under the laws of Delaware with its principal place of business located at Suite 606, 56 Aberfoyle Crescent, Toronto, Ontario, Canada M8X 2W4

      (the "Corporation" and, together with the Shareholders, the "Parties")

WITNESSES THAT:

        WHEREAS the Parties wish to enter into this Agreement to provide for the conduct of the business and affairs of the Corporation, to provide for restrictions on the transfer of shares in the capital of the Corporation and to govern their relationship as shareholders of the Corporation with the intent that it shall constitute a unanimous shareholder agreement;

        NOW THEREFORE in consideration of the mutual covenants and agreements contained in this Agreement and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged by each of the Parties), the Parties hereto agree as follows:

ARTICLE ONE

INTERPRETATION

Section 1.01    Definitions

        In this Agreement,

  (a)
  "Act" means the General Corporation Law of the State of Delaware as the same may be amended from time to time and any successor legislation thereto, except where otherwise expressly provided;

  (b)
  "Agreement" means this agreement and all schedules attached to this agreement, in each case as they may be supplemented or amended from time to time and the expressions "hereof", "herein", "hereto", "hereunder", "hereby" and similar expressions refer to this agreement, and "Article" and "Section" mean and refer to the specified article and section of this agreement;

  (c)
  "Business Day" means any day, other than Saturday, Sunday or any statutory holiday in the Province of Ontario;

  (d)
  "Common Shares" means the shares of common stock, having a par value of $0.001 per share, in the capital of the Corporation;

  (e)
  "Confidential Information" means all confidential or proprietary information, intellectual property (including trade secrets) and confidential facts relating to the business and affairs of the Corporation and its Subsidiaries;

  (f)
  "Control" means, in the case of a corporation, the beneficial ownership by a Person alone or together with one or more Related Parties at the relevant time, of shares of such corporation carrying all of the voting rights ordinarily exercisable at meetings of shareholders of such corporation and such shares are entitled to all of the residual equity of such corporation and, in the case of an entity other than a corporation, the beneficial ownership by a Person who alone or together with one or more Related Parties, at the relevant time of all of the voting rights ordinarily exercisable at meetings of equity owners of such entity and of all the residual equity of such entity and the words "Controlled by", "Controlling" and similar words have corresponding meanings; provided that a Person (the "first-mentioned Person") who Controls a corporation or other entity (the "second-mentioned Person") shall be deemed to Control a corporation or other entity which is Controlled by the second-mentioned Person and so on;

  (g)
  "Controlled Entity" means, in relation to a Shareholder who is not a natural person, a corporation, partnership or other equity which:

  (i)
  controls the Shareholder;

  (ii)
  is controlled by the Shareholder alone or together with one or more Related Parties to the Shareholder; or

  (iii)
  is controlled by one or more Related Parties to the Shareholder;

  (h)
  "Corporation" includes any successor to the Corporation resulting from any amalgamation, merger, arrangement or other reorganization of or including the Corporation or any continuance under the laws of another jurisdiction;

  (i)
  "Disability" means the mental or physical state of an individual such that:

  (i)
  a majority of the directors of the Corporation, other than such individual if he is a director, acting reasonably and upon the certificate of a medical practitioner duly licensed and qualified to practise in the relevant jurisdiction, determine that such individual has been unable, due to illness, disease, mental or physical disability or similar cause, to fulfill his obligations as an employee, officer or director of the Corporation either for any consecutive six month period or for any period of 12 months (whether or not consecutive) in any consecutive 24 month period; or

  (ii)
  a court of competent jurisdiction has declared such individual to be mentally incompetent or incapable of managing his affairs;

  (j)
  "Look Option" means an option granted to Look Communications Inc. exercisable to purchase 760,000 Common Shares at $0.50 per share until January 31, 2002;

  (k)
  "Option Plan" means the stock option plan of the Corporation;

  (l)
  "Person" means any individual, partnership, limited partnership, joint venture, syndicate, sole proprietorship, company or corporation with or without share capital, unincorporated association, trust, trustee, executor, administrator or legal personal representative, regulatory body or agency, government or governmental agency, authority or entity however designated or constituted;

  (m)
  "Preferred Shares" means the shares of preferred stock, having a par value of $0.001 per share, in the capital of the Corporation;

  (n)
  "Related Entity" means, in relation to a Shareholder which is a natural person or a Controlled Entity of a natural person, any trust, all of the trustees of which are Persons resident in Canada and all of the beneficiaries of which are the spouse, children (including by adoption) or grandchildren of such natural person;

  (o)
  "Related Individual" when used in relation to a Controlled Entity or a Related Entity, means the natural person who transferred Shares to such Controlled Entity or Related Entity as the case may be, or, in the case of a Controlled Entity or Related Entity who becomes a Shareholder as contemplated in Section 4.05(b), the Related Individual referred to in that section;

  (p)
  "Related Party" to a person that is not a natural person (the first-mentioned person) means another person who controls, is controlled by, or under common control with the first-mentioned person;

  (q)
  "Related Shareholders", when used in relation to a Shareholder, means, if such Shareholder is a natural person, his Controlled Entities and Related Entities and, if such Shareholder is a Controlled Entity or Related Entity, its Related Individual and all Controlled Entities and Related Entities of its Related Individual, provided that no Person shall be a Related Shareholder unless such Person is a Shareholder;

  (r)
  "Reserved Shares" means a maximum of 4,000,000 Common Shares issuable from time to time to directors, officers, employees and consultants of the Corporation pursuant to options granted under the Option Plan or such agreements as may be approved by the board of directors of the Corporation.

  (s)
  "Series A Shares" means the shares in the series of Preferred Shares designated Series A Preferred Shares.

  (t)
  "Shareholder" means any Person who is a registered holder of Shares and "Shareholders" means every Shareholder;

  (u)
  "Shares" means the Common Shares and the Preferred Shares (including the Series A Shares) of the Corporation, any Common Shares issued upon the conversion of the Series A Shares, any shares or securities which are received as a stock dividend or distribution payable in shares or securities of the Corporation, any shares received on the exercise of any option, warrant or other similar right and any shares or securities which may be received by the Parties hereto or bound hereby as a result of an amalgamation, merger, arrangement or other reorganization of or including the Corporation;

  (v)
  "Subsidiary" means a subsidiary within the meaning of the Act;

  (w)
  "Third Party Purchaser" means, in relation to any Person, a Person acting bona fide and at arm's length to such Person;

  (x)
  "TK Warrant" means a share purchase warrant to be issued at Closing to Thomson Kernaghan & Co. Limited and to be exercisable to purchase 425,532 Series A Shares at $0.47 per share until December 31, 2002.

  (y)
  "Transfer" includes any sale, exchange, assignment, gift, bequest, disposition, mortgage, charge, pledge, encumbrance, grant of security interest or any arrangement by which possession, legal title or beneficial ownership passes from one Person to another, or to the same Person in a different capacity, whether or not voluntary and whether or not for value, and any agreement to effect any of the foregoing; and the words "Transferred", "Transferring" and similar words have corresponding meanings; and

  (z)
  "Triggering Event" has the meaning set forth in Section 8.01.

Section 1.02    Calculation of Time Periods

        When calculating the period of time within which or following which any act is to be done or step taken pursuant to this Agreement, the date which is the reference date in calculating such period shall be excluded. If the last day of such period is not a Business Day, the period in question shall end on the next Business Day.

Section 1.03    Heading and Table of Contents

        The inclusion of headings and a table of contents in this Agreement is for convenience of reference only and shall not affect the construction or interpretation hereof.

Section 1.04    Gender and Number

        In this Agreement, unless the context otherwise requires, words importing the singular include the plural and vice versa and words importing gender include all genders.

Section 1.05    Currency

        Except as expressly provided in this Agreement, all amounts in this Agreement are stated and shall be paid in United States currency.

Section 1.06    Invalidity of Provisions

        Each of the provisions contained in this Agreement is distinct and severable and a declaration of invalidity or unenforceability of any such provision by a court of competent jurisdiction shall not affect the validity or enforceability of any other provision hereof.

Section 1.07    Entire Agreement, Waiver, etc.

        This Agreement constitutes the entire agreement between the Parties hereto pertaining to the subject matter hereof. There are no other agreements between the Parties in connection with the subject matter hereof except as specifically set forth or referred to herein. Except as expressly provided in this Agreement, no amendment, waiver or termination of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any provision of this Agreement shall constitute a waiver of any other provision nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided.

Section 1.08    Governing Law

        This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

Section 1.09    References to Shares

        Any reference to Shares of the Corporation means Shares in the capital of the Corporation, as such Shares exist at the close of business on the date of execution and delivery of this Agreement; provided that in the event of a subdivision, redivision, reduction, combination or consolidation, then a reference to shares of the Corporation shall thereafter mean the Shares resulting from such subdivision, redivision, reduction, combination or consolidation.

Section 1.10    Calculations of Number of Shares

        All calculations of the respective ownership of Shares for the purposes of this Agreement at any particular time shall be after giving effect to the conversion of the outstanding Series A Shares at such time.

ARTICLE TWO

REPRESENTATIONS AND COVENANTS

Section 2.01    Representations of Shareholders

  (a)
  Each of JN, WC, CC and TELUS severally represents and warrants that he or it is the owner, beneficially and (except as set forth in the notes below the table) of record, of the number and class of the issued and outstanding Shares set forth below:

Name	Number and Class of Shares
JN	5,060,811,333	(1)	Common Shares
	2,127,660	(2)	Series A Shares
WC	4,860,811,333	(3)	Common Shares
	2,127,660	(2)	Series A Shares
CC	5,060,811,333	(4)	Common Shares
	2,127,660	(2)	Series A Shares
TELUS	4,255,319		Series A Shares

    (1)
    Including 1,320,000 Common Shares owned by The Nemanic Family Trust.

    (2)
    Including 4,255,319 Series A Shares owned by 1053461 Ontario Limited.

    (3)
    Including 1,320,000 Common Shares owned by The 1999 William Campbell Family Trust.

    (4)
    Including 1,320,000 Common Shares owned by The KKC Campbell Family Trust.

  (b)
  Each of the Shareholders listed in Schedule "A" severally represents and warrants that he is the owner, beneficially and of record, of the number and class of the issued and outstanding shares set forth beside his name therein.

  (c)
  The Shares set forth in Section 2.01(a) and (b) hereof are free and clear of all claims, liens, security interests and encumbrances whatsoever and, except as provided in this Agreement, no person has any agreement or option or right capable of becoming an agreement for the purchase of any such Shares.

Section 2.02    Representations of the Corporation

  (a)
  The Corporation represents and warrants that:

  (i)
  the shares listed in Section 2.01(a) hereof and on Schedule "A" are the only issued and outstanding Shares of the Corporation; and

  (ii)
  except as provided in this Agreement and pursuant to options granted under the Option Plan, the Look Option and the TK Warrant, no person has any agreement or option or right capable of becoming an agreement for the purchase, subscription or issuance of any of the unissued shares of the Corporation or any securities convertible into or exchangeable for shares of the Corporation.

Section 2.03    Representations of all Parties

        Each of the Parties represents and warrants that:

  (a)
  such party has the capacity to enter into and give full effect to this Agreement;

  (b)
  in the case of Parties other than natural persons, this Agreement has been duly authorized by it and, in all cases, this Agreement has been duly executed and delivered by such party and constitutes a valid and binding obligation enforceable against such party in accordance with its terms; and

  (c)
  in the case of Parties other than natural persons, the execution, delivery and performance of this Agreement does not and will not contravene the provisions of its articles, by-laws, constating documents or other organizational documents or the documents by which it was created or established and, in all cases, the execution, delivery and performance of this Agreement does not and will not contravene the provisions of any indenture, agreement or other instrument to which such party is a party or by which such party may be bound.

ARTICLE THREE

BUSINESS AND AFFAIRS OF THE CORPORATION

Section 3.01    Business and Affairs of the Corporation

        The Shareholders agree to cause such meetings to be held, votes to be cast, resolutions to be passed, by-laws to be made and confirmed, documents to be executed and all other things and acts to be done to ensure that, at all times, the provisions of this Article Three are in effect or are complied with.

Section 3.02    Board of Directors

        There shall be nine directors of the Corporation. For so long as it holds at least 1,700,000 Shares, TELUS shall be entitled to nominate two directors. The two directors to nominated initially by TELUS shall be the individuals designated in writing by TELUS. Each of the Shareholders covenants and agrees to vote all Shares owned by such Shareholder in favour of the election of the TELUS nominees as directors for the Corporation. Each nominee for the position of director of the Corporation shall be an individual who is not disqualified under applicable corporate law from acting as a director. If a director ceases to be a director for any reason (a "retiring director"), the holders of the applicable Shares shall fill the vacancy thereby created by electing or appointing a replacement director as soon as reasonably possible.

Section 3.03    Meeting of Directors

        The board of directors of the Corporation shall meet at least once in every calendar quarter provided that the period of time between meetings shall not be more than 120 days. Meetings shall be held in such place as the directors may agree from time to time and otherwise at the principal business office of the Corporation. Meetings of the directors may be called by the President of the Corporation or by any two directors of the Corporation upon not less than 10 business days notice or, if arrangements are made for directors to participate in such board meeting by telephone, upon not less than 48 hours notice, subject, in either case, to the right of directors to waive unanimously such notice in writing at any time either before or after a meeting, which notice shall contain a statement as to the business proposed to be transacted at such meeting.

        Directors who are not officers or employees of the Corporation shall not be entitled to fees for the fiscal year ending March 31, 2002 and thereafter shall be entitled to such fees, if any, as the directors may determine based upon the prevailing market rate for companies such as the Corporation and to reimbursement for travel, meal, accommodation and out-of-pocket expenses related to attending meetings of directors.

Section 3.04    Meeting of Shareholders

        Meetings of Shareholders shall be held in the City of Toronto, or any other place selected by the board of directors or the Shareholders calling the same, and may be called by the board of directors or by Shareholders who hold not less than 25% of any class or series of the Shares of the Corporation upon not less than 10 and not more than 60 days notice.

Section 3.05    Quorum

        A quorum for a meeting of directors shall be a majority of the total number of directors.

        A quorum for a meeting of Shareholders shall be at least two Shareholders present in person or by proxy who hold not less than a majority of the Shares and having a majority of the voting power of the outstanding Shares.

Section 3.06    Decisions of Directors

  (a)
  Subject to Section 3.06(c), in order to be effective, a decision of the directors must be approved either by a resolution passed by the affirmative vote of not less than a majority of directors present and constituting a quorum at a meeting of directors duly called or by an instrument signed by all the directors.

  (b)
  The Chairman of any meeting of the directors or Shareholders shall not have a casting vote.

  (c)
  An option under the Option Plan shall not be granted without the unanimous consent of the directors elected or appointed by the holders of Series A Shares unless the vesting of such option does not exceed one-third (on a cumulative basis) of the Shares issuable upon exercise thereof following each anniversary of the date such option is granted.

Section 3.07    Establishment of Committees

  (a)
  The board of directors shall cause the Corporation to establish a technology advisory committee which shall be comprised of at least three members, of whom one shall be a director and one shall be an individual (who need not be a director) nominated by TELUS. Subject always to the overriding power of the board of directors to manage the business and affairs of the Corporation, and to the extent permitted by applicable law, the technology advisory committee shall have such responsibilities as may be assigned to it (subject to the Act) from time to time by the board of directors.

  (b)
  The board of directors may from time to time establish such other committees and, subject always to the overriding power of the board of directors to manage the business and affairs of the Corporation, and to the extent permitted by applicable law, grant any such committee such authority as the board of directors may determine, to each committee shall be comprised of at least three members, one of whom shall be a director nominated by TELUS.

Section 3.08    Shareholder Information

        The Corporation shall send to Shareholders:

  (a)
  not later than 180 days following the end of each fiscal year, the audited consolidated financial statements of the Corporation in respect of each fiscal year;

  (b)
  not later than 90 days following the end of each fiscal quarter, the unaudited consolidated financial statements of the Corporation in respect of such fiscal quarter; and

  (c)
  copies of all documents sent to any Shareholder for the purpose of obtaining the approval of Shareholders.

ARTICLE FOUR

GENERAL MATTERS RELATING TO THE
HOLDING OF SHARES AND PERMITTED TRANSFERS

Section 4.01    General Prohibition on Transfer of Shares

        No Shareholder shall deal with any Shares or any interest therein or Transfer any Shares now or hereafter held by such Shareholder, directly or indirectly, except in accordance with this Agreement. A purported Transfer of any Shares in violation of this Agreement shall not be valid and the Corporation shall not register, nor permit any transfer agent to register, any such Shares on the securities register of the Corporation, nor shall any voting rights attaching to or relating to such Shares be exercised, nor shall any purported exercise of such voting rights be valid or effective, nor shall any dividend or distribution be paid or made on such Shares. Each Shareholder who purports to make a Transfer of any Shares in violation of this Agreement agrees to donate and hereby donates to the Corporation all dividends and distributions paid or made on such Shares during the period of such prohibited Transfer. The provisions of the immediately preceding sentence are in addition to, and not in lieu of, any other remedies to enforce the provisions of this Agreement.

Section 4.02    Prohibition on Indirect Transfers of Shares

        Each Shareholder covenants that, if such Shareholder Transfers all or any of the Shares held by such Shareholder to a Controlled Entity, such Shareholder will not, directly or indirectly, Transfer any securities of such Controlled Equity and will not permit such Controlled Entity to Transfer, directly or indirectly, any securities of the Corporation except, in either case, with the prior written consent of the Shareholders (other than such Shareholder) or in accordance with the terms of this Agreement.

Section 4.03    Transfers by a Shareholder to a Controlled Entity

        A Shareholder may at any time and from time to time Transfer all or any of the Shares held by such Shareholder to a Controlled Entity provided that:

  (a)
  the Shareholder shall have executed and delivered an instrument, in form and substance satisfactory to the other Parties then bound by this Agreement acting reasonably, which contains a representation and warranty by the Shareholder that such Shareholder Controls the Controlled Entity, sets out particulars as to the manner in which the Shareholder Controls the Controlled Entity and contains the representations, warranties and agreements referred to below; and

  (b)
  the Controlled Entity shall have executed and delivered an instrument, in form and substance satisfactory to the other Parties then bound by this Agreement acting reasonably, in which the Controlled Entity makes the representations and warranties made by the Shareholders in this Agreement and agrees to be bound by all the terms of this Agreement, as if the Controlled Entity were an original signatory hereto.

        The Shareholder shall represent and warrant that the shares which such Shareholder owns in the capital of the Controlled Entity are not subject to the terms of any agreement which provides for the manner in which shares in the capital of the Controlled Entity are to be voted and that the Shareholder is entitled, without restriction, to exercise all voting rights attached to the shares owned by such Shareholder in the capital of the Controlled Entity and shall agree that such Shareholder will ensure that the foregoing representations and warranties continue to be true and correct at all times, that such Shareholder will not mortgage, hypothecate, pledge or grant a security interest in any shares in the capital of the Controlled Entity except with the prior written consent of a majority of the other Shareholders, that such Shareholder will continue to be bound by all the provisions of this Agreement notwithstanding the Transfer of Shares to the Controlled Entity and that such Shareholder guarantees the performance by the Controlled Entity of all its obligations incurred in the manner described in Section 4.03(b).

Section 4.04    Transfers by a Shareholder to a Related Entity

        A Shareholder may at any time and from time to time Transfer all or any of the Shares held by such Shareholder to a Related Entity or Related Party (the "Transferee") provided that:

  (a)
  the Shareholder shall have executed and delivered an instrument, in form and substance satisfactory to the other Parties then bound by this Agreement acting reasonably, in which the Shareholder represents and warrants that the Transferee qualifies as such pursuant to this Agreement and agrees to ensure that such representation and warranty will continue to be true and correct at all times, that such Shareholder will continue to be bound by all the provisions of this Agreement notwithstanding the Transfer of Shares to the Transferee, and that such Shareholder guarantees the performance by the Transferee of all its obligations incurred in the manner described in Section 4.04(b);

  (b)
  the Transferee shall have executed and delivered an instrument, in form and substance satisfactory to the other Parties then bound by this Agreement acting reasonably, in which the Transferee makes the representations and warranties made by the Shareholders under this Agreement and agrees to be bound by all the terms of this Agreement, as if the Transferee were an original signatory hereto; and

  (c)
  the Transferee shall have executed and delivered an instrument, in form and substance satisfactory to the other Parties then bound by this Agreement acting reasonably, by which the Transferee grants to the Shareholder, by way of irrevocable and unconditional grant, the right to vote the Shares Transferred to the Transferee at all meetings of Shareholders of the Corporation and the right to execute all documents and do all things which a Shareholder is permitted or required to do under this Agreement.

Section 4.05    Transfers by Related Entities, Related Parties and Controlled Entities

        A Related Entity, Related Party or a Controlled Entity may at any time and from time to time Transfer all or any part of the Shares held by such Related Entity, Related Party or Controlled Entity:

  (a)
  to its Related Individual, provided that notice of such Transfer is given to the other Parties then bound by this Agreement prior to or concurrently with such Transfer; or

  (b)
  to a Transferee that qualifies as a Controlled Entity, Related Party or Related Entity of its Related Individual, provided that such Related Individual and the Transferee execute and deliver the documents referred to in Sections 4.03 or 4.04, as the case may be, prior to any such Transfer.

Section 4.06    No Registration of Transfer Unless Transferee is Bound

        If, pursuant to any provision of this Agreement, a Shareholder Transfers any of such Shareholder's Shares to any other Person, no Transfer of such Shares shall be made nor shall be effective and no application shall be made to the Corporation or to the Corporation's transfer agent to register the Transfer, and the Corporation shall not register any such Transfer, on the securities register of the Corporation until, in the case of a Transfer contemplated by Sections 4.03, 4.04 or 4.05, the documentation referred to in those sections has been delivered, and, in the case of any other Transfer, the proposed Transferee and the Person, if any who Controls such Transferee become subject to all of the obligations of the transferor under this Agreement (in which case the proposed Transferee shall become entitled to exercise all the rights of the transferor under this Agreement) and agree to be bound by all of the provisions hereof as if they were original signatories hereto pursuant to an agreement in writing, in form and substance satisfactory to the other Parties then bound by this Agreement acting reasonably. The foregoing does not apply to a Transfer of Shares by a Shareholder and his Related Shareholders to another Shareholder pursuant to Article Six.

Section 4.07    Notation on Share Certificates

        All certificates representing Shares shall have the following statement conspicuously noted thereon:

  "There are restrictions on the right to transfer the shares represented by this certificate. In addition, such shares are subject to a Shareholder Agreement dated the 27th day of December, 2001, as the same may be amended from time to time, and may not be pledged, sold or otherwise transferred except in accordance with the provisions thereof."

        All certificates representing securities issued by the Corporation which are convertible into or exchangeable for Shares or evidencing a right to acquire Shares shall contain a statement substantially to the same effect.

Section 4.08    Shareholders to Facilitate Permitted Transfers

        Each of the Shareholders agrees to give and execute all necessary consents and approvals to the Transfer of Shares pursuant to this Article Four as soon as the relevant provisions of this Agreement relating to the Transfer have been complied with.

ARTICLE FIVE

SUBSCRIPTION RIGHTS

Section 5.01    Subscription Rights

        Subject to Section 5.04 hereof, if the Corporation desires and is authorized to issue any shares or securities convertible into or exchangeable for shares of the Corporation or any securities carrying rights, options or warrants to acquire such shares or securities, other than:

  (a)
  Common Shares issuable upon conversion of Series A Shares;

  (b)
  Common Shares issuable upon exercise of the Look Option;

  (c)
  Series A Shares issuable upon exercise of the TK Warrant (or Common Shares issuable upon conversion of such Series A Shares;

  (d)
  the Reserved Shares; or

  (e)
  share purchase warrants authorized by a majority of the board of directors, which majority shall include a majority of the directors designated by the holders of Series A Shares, provided that such share purchase warrants shall be issued for the purpose of attracting material new business for the Corporation and shall have an exercise price of not less than $0.47 per share the Secretary shall give written notice (in this Article, an "Offer") to the Shareholders as at the close of business on the date upon which the Offer is mailed (in this Article, the "Offerees") of the number and type of shares or securities (in this Article, the "Offered Securities") which it desires to issue and the cash price (in this Article, the "Consideration") which it desires to receive per Offered Security and the person or persons (in this Article, the "Persons") to whom, in accordance with the provisions of this Section 5.01, it desires to issue the Offered Securities.

Section 5.02    Provisions Relating to Offered Securities

  (a)
  The Offered Securities shall be offered as nearly as possible in proportion to the Offerees' respective ownership of Shares at the time of mailing of the Offer. The Offer shall be sent by mail to the Offerees at their addresses as shown in the registers of Shareholders kept by the Corporation, shall set out the aggregate number of Shares outstanding at the close of business on the date of mailing of the Offer, shall limit the time within which the Offer may be accepted and within which any purchase resulting from acceptance of the Offer must be completed (which time shall not be less than 5 Business Days nor more than 10 Business Days after the date of mailing of the Offer), shall fix the time, date and place for completion of any purchase resulting from acceptance of the Offer, shall state that any Offeree who desires to accept the Offer for more of the Offered Securities than the prescribed share of such Offeree shall, in its acceptance, state the additional number of Offered Securities it wishes to purchase and shall be accompanied by a written form for acceptance of the Offer. If any Offeree does not accept the Offer, or accepts the Offer in respect of less than its prescribed share of the Offered Securities, the unclaimed Offered Securities shall be applied to satisfying the claims of the other Offeree(s) for Offered Securities in excess of their prescribed share and if the claims in excess are more than sufficient to exhaust such unclaimed Offered Securities, the unclaimed Offered Securities shall be divided among the Offeree(s) desiring excess Offered Securities in proportion to their holdings of Shares of the Corporation at the close of business on the date of mailing of the Offer, but so that no such Offeree shall be bound to take a greater number of Offered Securities than the number set out in its acceptance of the Offer. If after giving effect to any such allocation of unclaimed Offered Securities there shall remain any unsatisfied claims for Offered Securities and any unclaimed Offered Securities, then such allocation of unclaimed Offered Securities shall be repeated until all unclaimed Offered Securities have been allocated to Offerees. The Corporation shall be entitled to re-allocate the Offered Securities for the purpose hereof to the extent necessary to prevent the making or acceptance of an Offer in respect of fractional Offered Securities.

  (b)
  The Corporation shall from time to time when requested to do so advise each Offeree promptly of the names of other Offerees who have accepted the Offer and the numbers of Offered Securities in respect of which each has accepted the Offer.

Section 5.03    Purchase of Offered Securities

        Each Offeree who accepted the Offer in accordance with the terms hereof shall be bound to purchase, take up and pay for, and the Corporation shall be bound to issue, the Offered Securities to be purchased by such Offeree in accordance with the foregoing provisions hereof, and the Corporation shall promptly advise the Offerees of the number of the Offered Securities to be purchased by each of the Offerees, whereupon the Corporation shall be obliged to deliver to the Offerees at the time, date and place set out in the Offer, certificates representing the Offered Securities registered in their respective names in an aggregate number equal to the number of the Offered Securities to be purchased by them against payment made in full in cash of the aggregate Consideration therefor.

Section 5.04    Failure to Purchase Offered Securities

        To the extent that the Offerees shall fail to accept the Offer in respect of all of the Offered Securities or fail to pay in full the aggregate Consideration for the Offered Securities in accordance with Section 5.03, then the Corporation shall be entitled, during the 120 days following the completion of the purchases or expiry of the Offer, as the case may be, to sell all but not less than all of the Offered Securities not taken up in accordance with the foregoing provisions hereof to any person or persons at a price not less than the Consideration and on terms no more favourable, provided each such person shall enter into an assumption agreement agreeing to be bound by the provisions of this Agreement.

ARTICLE SIX

RIGHTS OF FIRST REFUSAL

Section 6.01    Selling Shareholders to Give First Refusal Notice

  (a)
  Subject to paragraph (b) below and to Section 6.10 and Article Seven, if, at any time, any Shareholder and all of its Related Shareholders wish to sell all or any of the Shares held by such Shareholder, such Shareholder (in this Article, the "Selling Shareholder") shall give notice thereof (in this Article, the "First Refusal Notice"), to the Secretary of the Corporation and to other Shareholders (in this Article, the "Other Shareholders"). The First Refusal Notice shall state that the Selling Shareholder wishes to sell all or a specified number, as the case may be, of the Shares held by such Selling Shareholder (in this Article, the "Offered Shares") and shall state the price (which shall be payable in cash and shall be the same for each Selling Shareholder) which the Selling Shareholder is willing to accept for the Offered Shares and the identity, if known, of the purchaser. A First Refusal Notice shall also contain a representation and warranty that no event of the kind referred to in Section 6.10 has occurred with respect to the Selling Shareholder.

  (b)
  Paragraph (a) above shall not apply to sales between and among JN, WC and CC and their respective Controlled Entities and Related Entities.

Section 6.02    Secretary as Agent for the Selling Shareholders

        Upon delivery of a First Refusal Notice, the Secretary shall be constituted the agent for the Selling Shareholder to offer the Offered Shares for purchase by the Other Shareholders, in the manner provided herein, at the price and on the terms of payment contained in the First Refusal Notice.

Section 6.03    Secretary's Notice to be Given to Other Shareholders

        Within three Business Days after receipt of the First Refusal Notice, the Secretary shall give notice (in this Article, the "Secretary's Notice") to each of the Other Shareholders. The Secretary's Notice:

  (a)
  shall offer for sale to each of the Other Shareholders that number of Offered Shares which bears the same relationship to the total number of Offered Shares as the number of Shares held at such date by each such Other Shareholder bears to the total number of outstanding Shares at such date excluding the Offered Shares (in this Article, the "Proportionate Entitlement");

  (b)
  shall state the price for any Offered Shares that may be purchased by the Other Shareholders and the terms of payment thereof; and

  (c)
  shall state that any Other Shareholder who wishes to purchase a number of Offered Shares less than or more than its Proportionate Entitlement shall, in its notice of acceptance under Section 6.04, indicate how many Offered Shares less than or more than its Proportionate Entitlement it wishes to purchase.

        The offer constituted by the Secretary's Notice shall be irrevocable and shall remain open for acceptance by the Other Shareholders for a period of 30 days after receipt thereof.

Section 6.04    Other Shareholders May Give Notice of Acceptance

        Each of the Other Shareholders shall have the right, exercisable by notice given to the Secretary within 30 days after receipt of the Secretary's Notice, to agree that it will purchase its Proportionate Entitlement of the Offered Shares or, if it wishes to purchase less than or more than its Proportionate Entitlement, to indicate how many Offered Shares less than or more than its Proportionate Entitlement it wishes to purchase. If no notice is given by an Other Shareholder under this section, the Other Shareholder shall be deemed to have rejected the offer made available to it to purchase Offered Shares.

Section 6.05    Right to Purchase Unsubscribed Shares

        If any of the Other Shareholders does not agree to purchase all the Offered Shares which it is entitled to purchase or is deemed to have rejected the offer made available to it to purchase Offered Shares (in this Article, a "Declining Offeree"), the Secretary shall forthwith so notify (in this Article, the "Additional Notice") each of the Other Shareholders who has agreed to purchase not less than its Proportionate Entitlement of the Offered Shares. Each such Other Shareholder shall have the right to purchase that number, or any part thereof, of the Offered Shares which have not been accepted for purchase by the Shareholders entitled to do so (in this Article, the "Unsubscribed Shares") which bears the same relationship to the total number of Unsubscribed Shares as the number of Shares held by such Other Shareholder bears to the total number of Shares held by all Other Shareholders who are entitled to purchase such Unsubscribed Shares.

        Each Other Shareholder who receives an Additional Notice shall have the right, exercisable by notice given to the Secretary within 15 days after receipt of the Additional Notice, to agree that it will purchase the number of Unsubscribed Shares which it is entitled to purchase or any lesser or greater number thereof specified by it in such notice. If no notice is given by any such Other Shareholder under this section within such 15 day period, such Other Shareholder shall be deemed to have rejected the offer made available to it to purchase Unsubscribed Shares.

        The provisions of this Section 6.05 shall be applied, mutatis mutandis, until the Other Shareholders entitled to do so from time to time have agreed to accept or have rejected or have been deemed to have rejected the offer contained in the latest Additional Notice with respect to all the Unsubscribed Shares at such time.

Section 6.06    Other Shareholders May Agree on Manner of Purchase

        If they all agree in writing, the Other Shareholders may purchase the Offered Shares in proportions otherwise than as provided in Sections 6.03 or 6.05, provided that the Other Shareholders may not purchase less than all of the Offered Shares.

Section 6.07    Sale to Third Party if All Offered Shares Not Purchased

        If all of the Offered Shares have not been accepted for purchase by one or more of the Other Shareholders within the period of 30 days after receipt of the Secretary's Notice or within the period of 15 days after receipt of the latest Additional Notice, whichever is later, (in this Article, the "acceptance period"), the Other Shareholders shall be deemed to have rejected the offer made available to them to purchase the Offered Shares and the Selling Shareholder shall be entitled, within the period of 90 days after the expiry of the acceptance period, to sell the Shares held by such Selling Shareholder to a Third Party Purchaser on terms and conditions no more favourable in any respect to the Third Party Purchaser than those contained in the First Refusal Notice provided that, prior to the completion of such sale, such Third Party Purchaser and any Person Controlling such Third Party Purchaser become subject to all of the obligations of the Selling Shareholder under this Agreement and agree to be bound by all of the provisions hereof as contemplated in Section 4.06, in which case such Third Party Purchaser shall become entitled to exercise all the rights of the Selling Shareholder under this Agreement. If the sale is not completed within such 90 day period the provisions of Section 6.01 shall apply again to any proposed sale of the Offered Shares and so on from time to time.

Section 6.08    Completion of Purchase and Sale

        If one or more of the Other Shareholders exercise the right to purchase the Offered Shares pursuant to Sections 6.04, 6.05 or 6.06, the purchase of the Offered Shares by each of the Other Shareholders who have agreed to purchase the same shall be completed concurrently and as part of the same closing (which shall be not later than 30 days following the expiry of all applicable time periods set forth in Sections 6.04, 6.05 or 6.06) at the price set out in the First Refusal Notice and in accordance with the terms of the First Refusal Notice.

Section 6.09    Rights of the Selling Shareholders On Default

        If an Other Shareholder who has agreed to purchase any Offered Shares defaults in payment of the purchase price for such Offered Shares or any part thereof required to be purchased by him on the date scheduled for completion of the purchase and sale (in this Article, the "completion date"), the Selling Shareholder shall not be required to sell any Offered Shares to any of the Other Shareholders unless some or all of the Other Shareholders purchase all of the Offered Shares on the completion date. If the Other Shareholders do not do so, the Selling Shareholder shall be entitled, within the period of 90 days after the completion date, to sell the Offered Shares to a Third Party Purchaser on terms and conditions no more favourable in any respect than those contained in the First Refusal Notice, provided that, prior to the completion of such sale, such Third Party Purchaser and any Person Controlling such Third Party Purchaser become subject to all of the obligations of the Selling Shareholder under this Agreement as contemplated in Section 4.06, in which case such Third Party Purchaser shall become entitled to exercise all the rights of the Selling Shareholder under this Agreement. If the sale is not completed within such 90 day period, the provisions of Section 6.01 shall apply again to any proposed sale of the Offered Shares and so on from time to time.

Section 6.10    Restriction on Exercise of First Refusal

        A Shareholder shall not be entitled to deliver a First Refusal Notice during the period from the date on which a Triggering Event with respect to such Shareholder, his Related Individual or any of his Related Shareholders has occurred or an event has occurred which, with notice or lapse of time or both, would constitute such a Triggering Event, in each case to the date which is 30 days thereafter. After the expiry of such period, such Shareholder shall be entitled to deliver a First Refusal Notice so long as the provisions of Section 8.02 have been complied with and the Shares are not being purchased pursuant to that section.

ARTICLE SEVEN

PIGGY-BACK RIGHTS

Section 7.01    Piggy-Back Right

        In addition to compliance with the provisions of Article Six, if at any time one or more Shareholders (in this Article Seven the "Selling Shareholders") propose to sell the Shares owned by them, which Shares constitute more than 27% of the then outstanding Shares of the Corporation, to a Third Party Purchaser and enter into a purchase and sale agreement to do so, the Selling Shareholders shall forthwith upon signing such agreement of purchase and sale (which shall be at least 30 days prior to the date specified for completion of the transaction of purchase and sale to the Third Party Purchaser, or such shorter period as agreed to by all Shareholders), give written notice (in this Article 7, the "Piggy-Back Notice') to the Corporation and the other Shareholders setting forth the purchase price for the Shares and any other terms and conditions of the sale and a true copy of the agreement with the Third Party Purchaser. It is understood and agreed that the terms and conditions of any such sale must include the right of the other holders of Shares selling the Shares (or having them purchased by the Corporation) at the closing of the transaction of purchase and sale contemplated in the Piggy-Back Notice. The Piggy-Back Notice shall further state that each of the other Shareholders shall have the option to sell to the Third Party Purchaser up to all of its Shares, simultaneously with and conditional upon the completion of the transaction of purchase and sale with the Third Party Purchaser and at the same price as the Third Party Purchaser is paying for such Shares and on the same terms and conditions as set forth in the Piggy-Back Notice.

Section 7.02    Exercise of Piggy-Back Right

        The option to sell contemplated by Section 7.01 hereof shall be exercised by written notice (in this Article Seven, the "Acceptance Notice") by a Shareholder stating the number of Shares that it wishes to sell as contemplated in the Piggy-Back Notice, delivered to the Corporation not later than 20 days after the Piggy-Back Notice is given to the Other Shareholders by the Selling Shareholders. If a Shareholder gives an Acceptance Notice, then:

  (a)
  it shall be obligated to sell the Shares specified in the Acceptance Notice upon the terms specified in the Piggy-Back Notice to the proposed Third Party Purchaser, conditional upon and contemporaneously with the completion of the transaction of purchase and sale of the Selling Shareholders' Shares; and

  (b)
  the Selling Shareholders shall not sell their Shares to the Third Party Purchaser unless payment for the Shares specified in the Acceptance Notice which are to be included in the sale is made in accordance with the terms and conditions specified in the Piggy-Back Notice and the Acceptance Notice and, unless the requirements of Section 12.03(c) are met, the Third Party Purchaser becomes bound by the terms of this Agreement as if such Third Party Purchaser were an original signatory hereto.

ARTICLE EIGHT

DEFAULTING SHAREHOLDERS

Section 8.01    Triggering Events Defined

        A Triggering Event is the occurrence of any one of the following events with respect to a Shareholder (the "Defaulting Shareholder"):

  (a)
  any representation and warranty of the Shareholder, or its Related Individual contained in this Agreement, or in any instrument or document delivered pursuant to this Agreement at any time hereafter, is or becomes not true and correct in any material respect and the Shareholder or such Related Individual has not taken all necessary steps, to the satisfaction of the other Shareholders and the Corporation acting reasonably, to ensure that the representation and warranty becomes true and correct no later than 30 days after receipt by such Shareholder or Related Individual of notice from any other Shareholder or the Corporation that the representation and warranty is not true and correct;

  (b)
  the death of the Shareholder or its Related Individual if an employee of the Company;

  (c)
  the Disability of the Shareholder or its Related Individual if an employee of the Company;

  (d)
  the Shareholder or its Related Individual makes an assignment for the benefit of his creditors generally or files a petition or makes a proposal under the Bankruptcy and Insolvency Act (Canada) or a receiving order is made or a petition is filed under the Bankruptcy and Insolvency Act (Canada) against the Shareholder or such Related Individual or the Shareholder makes an application under the Companies' Creditors Arrangement Act (Canada) or any similar filing, proposal, order or application is made under the U.S. Bankruptcy Code;

  (e)
  a resolution is passed for, or a judgment or order is issued by any court of competent jurisdiction ordering, the winding-up or other liquidation or dissolution of a corporate Shareholder;

  (f)
  a receiver, manager, receiver-manager, liquidator or trustee of the property, assets or undertaking of the Shareholder or its Related Individual is appointed pursuant to the terms of a debenture or similar instrument and such appointment is not revoked or withdrawn within 30 days of the appointment;

  (g)
  default occurs under any loan or debt obligation in respect of any Shares held by the Shareholder or any shares of, or other interest in, a Controlled Entity which holds Shares owned by the Related Individual of such Shareholder;

  (h)
  the Shareholder permits his Shares or the Related Individual of such Shareholder permits his shares of or other interest in, any Controlled Entity which holds Shares to be liable to seizure;

  (i)
  the Shareholder, if it is a Controlled Entity ceases to be Controlled by its Related Individual or the Shareholder, if it is a Related Entity ceases to qualify as a Related Entity of its Related Individual;

  (j)
  the Shareholder, if it is a Related Entity, brings an application or proceeding challenging the validity or enforceability of any instruments or agreements that such Related Entity has executed and delivered under Section 4.04 and the Related Individual of such Related Entity does not produce evidence satisfactory to all the other Shareholders acting reasonably, within 30 days of the day on which the application or proceeding is brought, that all of the legal and beneficial interest of such Related Entity in the Shares held by it has been transferred to its Related Individual; or

  (k)
  an application or proceeding is brought under the applicable family law legislation by the spouse or former spouse of the Shareholder or its Related Individual to determine the entitlement of the spouse or former spouse to family property of the Shareholder or Related Individual and the Shareholder or Related Individual does not produce evidence satisfactory to all the other Shareholders acting reasonably, within 90 days of the date on which the application or proceeding is brought, that the financial claims of the spouse or former spouse to such entitlement can be settled without, directly or indirectly, materially encumbering or interfering with the holding of Shares by the Shareholder or Related Individual or by any of his Controlled Entities or Related Entities or with the holding by the Shareholder or Related Individual of shares of or other interest in, any Controlled Entity which holds Shares.

        A Defaulting Shareholder or his legal personal representatives shall promptly give notice to the Secretary of the Corporation or to the President of the Corporation if the Secretary is the Defaulting Shareholder that an event has occurred with respect to such Defaulting Shareholder which constitutes a Triggering Event or which would, if such event is not corrected or remedied or otherwise resolved to the satisfaction of the other Shareholders as contemplated above, constitute such a Triggering Event. Such notice shall be given forthwith after the occurrence of the particular event.

        For the purposes of this Agreement, a Triggering Event referred to in any subsection of this Section 8.01 shall be deemed to have occurred on the expiry of any period specified in that subsection and where no period is specified shall be deemed to have occurred on the date the Defaulting Shareholder or his legal personal representatives, as the case may be, first gives notice to the Secretary of the occurrence of the particular Triggering Event, or on the date the Secretary first becomes aware of the occurrence of such Triggering Event, whichever is earlier.

Section 8.02    Obligation of a Shareholder to Offer to Sell Shares:

  (a)
  Purchase by Corporation:

  (i)
  Subject to the Act, the Corporation shall have the right to purchase, not later than 60 days following the Triggering Event, the Shares held by the Defaulting Shareholder and his Related Shareholders at a purchase price determined in accordance with Section 8.03.

  (ii)
  All of the Shares held by the Defaulting Shareholder and his Related Shareholders that the Corporation is unwilling or unable to purchase pursuant to Section 8.02(a)(i) (the "Unsold Shares") shall be offered to the Other Shareholders and the number of such Unsold Shares offered to each of the Other Shareholders shall be that number of Unsold Shares which bear the same relationship to the total number of Unsold Shares as the number of Shares held by each such Other Shareholder bear to the total number of outstanding Shares excluding the Unsold Shares. The Other Shareholders agree to structure the purchase of the Unsold Shares in the most tax effective manner possible in the event of the death or Disability of a Shareholder or its Related Individual including purchasing the shares of the Defaulting Shareholder's holding company from his estate rather than the holding company's shares of the Corporation.

  (b)
  Secretary as Agent for the Defaulting Shareholder and Related Shareholders:    In the circumstances referred to in subsection 8.02(a)(i), the Secretary shall be constituted the agent for the Defaulting Shareholder and all his Related Shareholders to offer to sell the Unsold Shares to the other Shareholders (the "Other Shareholders") in the manner provided herein. The purchase price for each Unsold Share shall be the Per Share Value as determined in accordance with Section 8.03 and shall be payable in accordance with Section 8.04.

  (c)
  Secretary's Notice to be Given to Other Shareholders:    In the circumstances referred to in subsection Section 8.02(a)(i), the Secretary shall give notice (the "Secretary's Notice") to each of the Other Shareholders. The Secretary's Notice:

  (i)
  shall offer for sale to each of the Other Shareholders that number of Unsold Shares which bears the same relationship to the total number of Unsold Shares as the number of Shares held by each such Other Shareholder bears to the total number of outstanding Shares excluding the Unsold Shares (his "Proportionate Entitlement");

  (ii)
  shall state that the purchase price for any Unsold Shares shall be the Selling Price thereof and shall be payable in cash; and

  (iii)
  shall state that any Other Shareholder who wishes to purchase a number of Unsold Shares less than or more than his Proportionate Entitlement shall, in his notice of acceptance under Section 8.02(d), indicate how many Unsold Shares less than or more than his Proportionate Entitlement he wishes to purchase.

    The offer constituted by the Secretary's Notice shall be irrevocable and shall remain open for acceptance by the Other Shareholders for a period of 30 days after receipt thereof.

  (d)
  Other Shareholders May Give Notice of Acceptance:    Each of the Other Shareholders shall have the right, exercisable by notice given to the Secretary within the period during which the offer constituted by the Secretary's Notice is open for acceptance under Section 8.02(c), to agree that he will purchase his Proportionate Entitlement of the Unsold Shares or, if he wishes to purchase less than or more than his Proportionate Entitlement, to indicate how many Unsold Shares less than or more than his Proportionate Entitlement he wishes to purchase. If no notice is given by an Other Shareholder under this section, the Other Shareholder shall be deemed to have rejected the offer made available to him to purchase Unsold Shares.

  (e)
  Right to Purchase Unsubscribed Shares:    If any of the Other Shareholders does not agree to purchase all the Unsold Shares which he is entitled to purchase or is deemed to have rejected the offer made available to him to purchase Unsold Shares (a "Declining Offeree"), the Secretary shall forthwith so notify (the "Additional Notice") each of the Other Shareholders who has agreed to purchase not less than his Proportionate Entitlement of the Unsold Shares. Each such Other Shareholder shall have the right to purchase that number, or any part thereof, of the Unsold Shares which have not been accepted for purchase by the Shareholders entitled to do so (the "Unsubscribed Shares") which bears the same relationship to the total number of Unsubscribed Shares as the number of Shares held by such Other Shareholder bears to the total number of Shares held by all Other Shareholders who are entitled to purchase such Unsubscribed Shares.

    Each Other Shareholder who receives an Additional Notice shall have the right, exercisable by notice given to the Secretary within 15 days after receipt of the Additional Notice, to agree to purchase the number of Unsubscribed Shares which such Other Shareholder is entitled to purchase or any lesser or greater number thereof specified by such Other Shareholder in such notice. If no notice is given by such Other Shareholder under this section within such 15 day period, such Other Shareholder shall be deemed to have rejected the offer to purchase Unsubscribed Shares.

    The provisions of this Section 8.02(e) shall be applied, mutatis mutandis, until the Other Shareholders entitled to do so from time to time have agreed to accept or have rejected or are deemed to have rejected the offer contained in the latest Additional Notice with respect to all the Unsubscribed Shares at such time.

  (f)
  Other Shareholders May Agree on Manner of Purchase:    If they all agree in writing, the Other Shareholders may purchase the Unsold Shares in proportions otherwise than as provided in Sections 8.02(c) or 8.02(e).

  (g)
  Completion of Purchase and Sale:    The completion of all purchases and sales of Triggered Shares under this Section 8.02 shall take place concurrently and as part of the same closing on the 60th day after the expiry of the applicable period referred to in Section 8.02(c) or on the 30th day after receipt of the latest Additional Notice, whichever is later, provided that if the Selling Price of the Shares has not been determined by such day, the completion shall take place on the 10th day after the date on which the Selling Price has been conclusively determined.

Section 8.03    Determination of Purchase Price

  (a)
  The purchase price for Shares purchased pursuant to Section 8.02 (the "Purchase Price") shall be the per share value (the "Per Share Value") of each Share multiplied by the number of Shares being purchased. The Per Share Value of each Share shall be the value of a Share of the Corporation determined in accordance with subsection (b) or (c) below.

  (b)
  The board of directors of the Corporation shall determine the Per Share Value at the meeting of the board of directors in each year at which the audited financial statements in respect of the previous fiscal year of the Corporation are approved. If the board of directors has determined the Per Share Value within 365 days prior to the date on which a Triggering Event occurs, the purchase price shall equal the Per Share Value so determined times the number of Shares to be purchased.

  (c)
  If the board of directors has not determined the Per Share Value within 365 days prior to the date on which a Triggering Event occurs, the Purchase Price shall be determined in accordance with the following procedure:

  (i)
  The Selling Shareholder (or his personal representative) shall appoint one appraiser (the "Seller's Appraiser") and the Purchaser (whether it be the Corporation, the non-selling Shareholders or a combination thereof) shall appoint one appraiser (the "Purchaser's Appraiser"). The Seller's Appraiser and the Purchaser's Appraiser shall be independent professionals who are experienced in business valuations and who use generally accepted accounting practices. Each Appraiser shall evaluate the fair market value of the Corporation to determine the Per Share Value, shall multiply that Per Share Value by the number of shares to be purchased to reflect its appraised Purchase Price (the "Appraisal"), and shall send its Appraisal to all Shareholders.

  (ii)
  If the Appraisal values are the same, the value so stated shall be the Purchase Price. If the Appraisal values vary by 10% or less, the Purchase Price shall be the average of the two Appraisal values. If the Appraisal values vary by more than 10%, the Seller's Appraiser and the Purchaser's Appraiser, within 20 days after the mailing of the second Appraisal, shall agree on an independent professional who is experienced in business valuations and who uses generally accepted accounting practices (the "Independent Appraiser"), who shall review the two Appraisals and shall, within 10 days of receipt of both Appraisals, select one to be used as the Per Share Value. The Parties hereby agree to indemnify and hold harmless the Independent Appraiser from any liability resulting from the selection of an Appraisal, except for gross negligence or intentional misconduct.

  (iii)
  The date to be used as the date of valuation for the Purchase Price shall be, in the case of a Shareholder's Disability, the last day of the month in which the Shareholder becomes disabled in accordance with the terms hereof, in the case of a Shareholder's death, the last day of the month in which the Shareholder dies and, for any other Triggering Event, the last day of the month in which the Triggering Event occurs.

Section 8.04    Payment of Purchase Price

  (a)
  Payment of the Purchase Price for Shares purchased and sold pursuant to Section 8.02 (except pursuant to a Shareholder's Disability or death) shall be made as follows:

  (i)
  10% of the Purchase Price shall be paid at closing in cash or by certified cheque; and

  (ii)
  90% of the Purchase Price shall be paid by delivery to the Seller (or his personal representative) of a promissory note obligating the purchaser or purchasers ("Purchasing Entity") to pay the balance of the Purchase Price in three equal annual instalments of principal plus interest on the outstanding principal balance at a fixed rate equal to the prime rate charged by the Corporation's banker in Toronto, Ontario (the "Prime Rate"), at the date of closing.

  (b)
  Payment for Shares purchased and sold pursuant to a Shareholder's Disability shall be made in accordance with either of the two following formulas:

  (i)
  If the Purchasing Entity receives proceeds from any disability insurance policy obtained to fund the purchase of the disabled Shareholder's Shares, at closing it shall be required to pay over all such proceeds as part of the Purchase Price. If such proceeds are insufficient to pay the full Purchase Price, then at closing the Purchasing Entity shall pay the balance of the Purchase Price by delivering a promissory note which shall provide for payment in three equal annual instalments of principal, plus interest, on the outstanding principal balance at a fixed rate equal to the Prime Rate at the date of closing. If the Purchasing Entity receives any proceeds on such policy in excess of the Purchase Price, the excess proceeds shall revert to the owner of the policy.

  (ii)
  If the Purchasing Entity does not receive proceeds from any disability insurance policy obtained to fund the purchase of the disabled Shareholder's Shares, then at closing it shall deliver to the Selling Shareholder 10% of the Purchase Price, in cash or by certified cheque and a promissory note payable to the Selling Shareholder which shall obligate the Purchasing Entity to pay the balance of the Purchase Price in three equal annual instalments of principal, plus interest, on the outstanding principal balance at a fixed rate equal to the Prime Rate at the date of closing.

  (c)
  Payment for Shares purchased and sold as the result of a Shareholder's death shall be made as follows:

  (i)
  If the Purchasing Entity receives proceeds from any life insurance policy obtained to fund the purchase of the deceased Shareholder's Shares, at closing it shall be required to pay over all such proceeds as part of the Purchase Price. If such proceeds are insufficient to pay the full Purchase Price, then the Purchasing Entity shall pay the balance of the Purchase Price by delivering at closing a promissory note which shall provide for payment in three equal annual instalments of principal, plus interest, on the outstanding principal balance at a fixed rate equal to the Prime Rate at the date of closing. If the Purchasing Entity receives any proceeds on such policy in excess of the Purchase Price, the excess proceeds shall revert to the owner of the policy (or the estate of such owner if the owner is deceased).

    (ii)
    If the Purchasing Entity does not receive proceeds from any life insurance policy obtained to fund the purchase of the deceased Shareholder's Shares, at closing the Purchasing Entity shall deliver to the personal representative of the deceased Shareholder 10% of the Purchase Price, in cash or by certified cheque along with a promissory note payable to the estate of the deceased Shareholder obligating the Purchasing Entity to pay the balance of the Purchase Price in three equal annual instalments of principal, plus interest, on the outstanding principal balance at a fixed rate equal to the Prime Rate at the date of the closing.

  (d)
  At the option of the Purchasing Entity, on any purchase and sale of Shares pursuant to this Agreement, the full Purchase Price or any portion thereof greater than that amount above specified to be paid at closing may be paid at closing and prepayments of principal under any promissory note delivered to the Seller pursuant to this Agreement shall be allowed without penalty.

ARTICLE NINE

DRAG-ALONG RIGHTS

Section 9.01    Drag-Along Rights

        If, at any time Shareholders owning more than 50% of the issued Shares (in this Article Nine the "Selling Shareholders") receive a written offer from a Third Party Purchaser to sell their Shares at a price of not less than:

  (a)
  125% of the conversion price of the Series A Shares at such time, if the offer is made before December 31, 2003; and

  (b)
  150% of the conversion price of the Series A Shares at such time if such offer is made on or after December 31, 2003;

which offer the Selling Shareholders wish to accept, the Selling Shareholders shall be entitled to give notice in writing to the other Shareholders requiring them to sell to the Third Party Purchaser all of the Shares held by them on terms and conditions not any less favourable, mutatis mutandis, then the terms and conditions upon which the proposed sale of Shares is to be made by the Selling Shareholders. The Selling Shareholders shall deliver to the other Shareholders a notice in writing which includes a copy of the offer to sell forthwith upon receipt thereof and such notice shall specify the price per Share, the manner of payment and the time and place of closing.

ARTICLE TEN

CLOSING PROCEDURES

Section 10.01    Closing Procedures

        If a purchase and sale of Shares between Shareholders or by a Shareholder to the Corporation is made pursuant to this Agreement, the following shall apply, subject to any express provisions to the contrary:

  (a)
  Payment of Purchase Price and Delivery of Certificates, Resignations and Releases:    The purchase price shall be paid on closing by certified cheque, bank draft or wire transfer against receipt by the purchaser of the share certificate or certificates representing the Shares being purchased, duly endorsed for transfer in blank, together with resignations by the vendor and his nominees, if any, as directors, officers and employees of the Corporation and any Subsidiaries and releases in favour of the Corporation and any Subsidiaries of all claims which such directors, officers and employees may have against the Corporation and any Subsidiaries, other than in respect of accrued and unpaid compensation to the closing date.

  (b)
  Date and Time of Closing:    If the date for completion of any transaction of purchase and sale falls on a day which is not a Business Day, the transaction shall be completed on the first Business Day following such date. Closing shall take place at 11:00 a.m. on the date for completion at the principal place of business of the Corporation.

  (c)
  Title:    The acceptance by the vendor of payment for the Shares being purchased and sold shall constitute a representation and warranty by the vendor that the vendor has good and marketable title to such Shares free and clear of any lien, charge, pledge, encumbrance, security interest or adverse claim, except the terms of this Agreement. Notwithstanding the foregoing, the vendor shall deliver to the purchaser all such documents, instruments and releases and shall do all such acts and things as the purchaser may reasonably request, whether before or after completion of the transaction, to vest such title in the purchaser.

  (d)
  Vendor Indebted to Corporation:    If, at the time of sale, the vendor is indebted to the Corporation or any Subsidiary, the purchaser shall have the right to satisfy such indebtedness out of the purchase price payable for the Shares.

  (e)
  Liability as Guarantor:    If, at the time of sale, the vendor is liable or responsible as a guarantor for any debts, liabilities or obligations of the Corporation or any Subsidiary, the purchaser shall use reasonable efforts to cause all such guarantees to be released at or before the time of sale.

  (f)
  Failure to Complete Sale:    If, at the time of closing, the vendor shall not complete the sale for any reason, the purchaser shall have the right to deposit the purchase price for the Shares to be purchased and sold for the account of the vendor in an account with the principal bankers of the Corporation and such deposit shall constitute valid and effective payment of the purchase price to the vendor. Thereafter the purchaser shall have the right to execute and deliver any deeds, stock transfers, assignments, resignations, releases and other documents as may, in the reasonable opinion of the purchaser, be necessary or desirable in order to complete the transaction. If payment of the purchase price is so deposited, then from and after the date of deposit, notwithstanding that certificates evidencing the Shares may not have been delivered to the purchaser, the purchase of the Shares shall be deemed to have been fully completed and the records of the Corporation shall be amended accordingly and all right, title, benefit and interest, both at law and in equity in and to the Shares shall be conclusively deemed to have been transferred and assigned to and become vested in the purchaser and all right, title, benefit and interest, both at law and in equity, of the vendor or of any transferee, assignee or any other Person having any interest therein, legal or equitable, therein in any capacity whatsoever shall cease.

  (g)
  Purchaser Appointed as Attorney:    Each Shareholder hereby appoints, in the event that such Shareholder is a vendor of Shares hereunder, each other Shareholder who may from time to time be a purchaser of Shares hereunder, as the vendor's attorney, with full power of substitution, in the name of the vendor but on behalf of and at the expense of the purchaser, to execute and deliver all deeds, transfers, assignments and assurances necessary to effectively transfer the interest being sold to the purchaser or its nominees. Such appointment, being coupled with an interest, is irrevocable by each Shareholder and shall not be revoked by the insolvency, bankruptcy, death, incapacity, dissolution, liquidation or other termination of the existence of such Shareholder and each Shareholder agrees to ratify and confirm all that a purchaser may reasonably do or cause to be done pursuant to the foregoing. Each Shareholder consents to any transfer of Shares made pursuant to the foregoing.

  (h)
  Taxes:    At the time of the sale, the vendor shall provide to the purchaser either:

  (i)
  a statutory declaration of the owner(s) of the Shares being sold that such owner(s) is not a non-resident of Canada for purposes of the Income Tax Act (Canada); or

  (ii)
  a certificate from Revenue Canada under section 116 of such Act certifying that all taxes payable in connection with the transaction have been paid or that no taxes are payable in respect of the transaction;

    provided that if no declaration or certificate is delivered by the vendor, the purchaser shall be entitled to deduct from the purchase price payable to the vendor an amount equal to the amount of tax for which the purchaser may be liable (as determined solely by the purchaser) under the Income Tax Act (Canada).

  (i)
  Extended Meaning of "Vendor":    For the purposes of this Section 10.01, any reference to the vendor shall mean the registered holder or holders of the Shares being sold and shall include, where the context permits, the Related Individual of such vendor.

ARTICLE ELEVEN

CONFIDENTIALITY

Section 11.01    Confidentiality

        Each Shareholder and Related Individual shall not use or disclose to any Person, directly or indirectly any Confidential Information at any time hereafter provided that nothing in this section shall preclude a Shareholder or Related Individual from disclosing or using Confidential Information if:

  (a)
  the Confidential Information is available to the public or in the public domain at the time of such disclosure or use, without breach of this Agreement;

  (b)
  disclosure is required to be made by any law, regulation, governmental body or authority or by court order; or

  (c)
  disclosure is made to a court which is determining the rights of the Parties under this Agreement.

        Each Shareholder and Related Individual acknowledges and agrees that the obligations under this Section 11.01 are to remain in effect for three years from the date such Shareholder is separated from the Corporation or ceases to be a Shareholders, whichever is earlier.

Section 11.02    Obligations Not Exhaustive

        Each Shareholder acknowledges that the obligations contained in this Article are not in substitution for any obligations which such Shareholder and Related Individual may now or hereafter owe to the Corporation or any Shareholder and which exist apart from this Article and do not replace any rights of the Corporation or any Shareholder with respect to any such obligation.

Section 11.03    Remedies

        Each Shareholder and Related Individual acknowledges that a breach or threatened breach by such Shareholder or Related Individual of any provision of this Article Eleven may result in the Corporation and the other Shareholders suffering irreparable harm which cannot be calculated or fully or adequately compensated by recovery of damages alone. Accordingly, each Shareholder and Related Individual agrees that the Corporation and any other Shareholder shall be entitled to seek interim and permanent injunctive relief, specific performance and other equitable remedies, in addition to any other relief to which the Corporation or any other Shareholder may become entitled.

ARTICLE TWELVE

GENERAL PROVISIONS

Section 12.01    All Shares Subject to this Agreement

        Each of the Shareholders agrees to be bound by the terms of this Agreement with respect to all Shares held by such Shareholder from time to time.

Section 12.02    Indemnity by the Corporation

        The Corporation shall indemnify all directors and officers to the maximum extent permitted by applicable corporate law.

Section 12.03    Term

        This Agreement shall come into force and effect as of the date set out on the first page of this Agreement and, except as provided below; shall continue in force until the earlier of:

  (a)
  the date on which one Shareholder and his Related Shareholders hold all the Shares;

  (b)
  the date on which this Agreement is terminated by written consent of the holders of not less than 75% of the Common Shares and of not less than 75% of the Series A Shares then outstanding;

  (c)
  the date on which all of the Shares are sold to one or more Persons acting bona fide and at arm's length with the Shareholders; and

  (d)
  the date on which (i) the Corporation becomes a "reporting issuer" under the securities laws of any province in Canada or becomes subject to the United States Securities Exchange Act of 1934 and (ii) its shares become listed or quoted on a stock exchange in Canada or the United States.

        Notwithstanding the foregoing, the provisions of Article Eleven shall continue in force in accordance with their terms after the termination of this Agreement.

Section 12.04    Termination Not to Affect Rights or Obligations

        Except as expressly stated to the contrary, the termination of this Agreement shall not affect or prejudice any rights or obligations which have accrued or arisen under this Agreement prior to the time of termination and such rights and obligations shall survive the termination of this Agreement.

Section 12.05    Notices

        Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be given by facsimile or other means of electronic communication or by prepared courier as hereafter provided. Any such notice or other communication, if sent by facsimile or other means of electronic communication, shall be deemed to have been received on the Business Day following the sending, or if delivered by hand shall be deemed to have been received at the time it is delivered to the applicable address noted below either to the individual designated below or to an individual at such address having apparent authority to accept deliveries on behalf of the addressee. Notice of change of address shall also be governed by this section. Notices and other communications shall be addressed as follows:

  (a)
  if to a Shareholder, addressed to him or it at its latest address set forth, in the Shareholders' register maintained by the Corporation

  (b)
  if to the Corporation:

    Hostopia.com, Inc.
    Suite 606
    56 Aberfoyle Crescent
    Toronto, Ontario
    Canada
    M8X 2W4

        Notwithstanding anything contained in this Agreement, any notice or other communication which is received in accordance with the foregoing by a Shareholder shall be deemed to have been received by the Controlled Entities and Related Entities of such Shareholder, whether or not the notice or other communication was actually addressed to or delivered to such Controlled Entities or Related Entities or any of them.

Section 12.06    Time of Essence

        Time is of the essence of this Agreement.

Section 12.07    Further Assurances

        Each of the Shareholders shall vote and act at all times as a shareholder of the Corporation and in all other respects use reasonable efforts to take all such steps, execute all such documents and do all such acts and things as may be reasonably within its power to implement to their full extent the provisions of this Agreement and to cause the Corporation to act in the manner contemplated by this Agreement.

Section 12.08    Amendment

        Any amendment of this Agreement shall be effective only if in writing and executed by the holders of not less than 75% of the Common Shares and of not less than 75% of the Series A Shares then outstanding.

Section 12.09    Counterparts

        This Agreement may be signed in counterparts and each of such counterparts shall constitute an original document and such counterparts, taken together, shall constitute one and the same instrument.

Section 12.10    Acknowledgement

        Each of the Shareholders acknowledge that:

  (a)
  the Shareholder has had sufficient time to review this Agreement thoroughly;

  (b)
  the Shareholder has read and understands the terms of this Agreement and the Shareholder's obligations hereunder; and

  (c)
  the Shareholder has been given an opportunity to obtain independent legal advice concerning the interpretation and effect of this Agreement.

Section 12.11    Enurement

        This Agreement shall enure to the benefit of and be binding upon the Parties hereto and their respective successors and legal personal representatives.

        IN WITNESS WHEREOF the Parties have executed this Agreement.

WITNESS:	) ) )
s/ Michael J. Mugan	)		s/ John Nemanic
)
	)	JOHN NEMANIC
)
s/ Michael J. Mugan	)		s/ William Campbell
)
	)	WILLIAM CAMPBELL
)
s/ Nicole Turcotte	)		s/ Colin Campbell
)
	)	COLIN CAMPBELL
)
TELUS CORPORATION

		By:	s/ Mark Schnarr Mark Schnarr, executive Vice President, Telus Ventures

THE NEMANIC FAMILY TRUST

		By:	s/ Franc Nemanic Trustee

THE KKC CAMPBELL FAMILY TRUST

		By:	s/ William Campbell Trustee

THE 1999 WILLIAM CAMPBELL FAMILY TRUST

		By:	s/ Colin Campbell Trustee

COMPUTRUST INTERNATIONAL INC.

		By:	s/ Bill Robbins Bill Robbins, President

s/ Nicole Turcotte	)		s/ Franc Nemanic
)
	)	FRANC NEMANIC
)
s/ William Campbell	)	s/ Marie Campbell
)
	)	MARIE CAMPBELL
)

GETTY RESOURCES INC.

		By:	s/ John Kearney

LOCATION RESEARCH COMPANY OF CANADA LIMITED

		By:	s/ Robert Kidd Robert Kidd, President

s/ Ayal Orbach	)		s/ Marni Saifert
)
	)	MARNI SAIFERT
)
477928 (BC) LTD.

		By:	s/ Robert Sheppard Robert Sheppard, President

TYROL CAPITAL CORP.

		By:	s/ Michael J. Egan Michael J. Egan, President

)
	)		PETER BROWN
)
s/ Leslie Gord	)		s/ Michael Bayer
)
	)		MICHAEL BAYER
)
s/ "witnessed"	)		s/ Jeffrey Beaty
)
	)		JEFFREY BEATY
)
EXCELERATION.NET INCORPORATED

		By:	s/ Chris Scatliff

s/ Michael J. Mugan	)		s/ Magaly Charbonneau
)
MAGALY CHARBONNEAU
)
s/ Linda Campbell			s/ Lillian Campbell
)
	)		LILLIAN CAMPBELL
)
s/ Raymond Gordon Campbell	)		s/ Debi Cimone
)
	)		DEBORAH ROSE CIMONE
)
s/ "witnessed"	)		s/ Aubrey Baillie
)
	)		AUBREY W. BAILLIE
)
s/ Michael J. Mugan	)		s/ Joey Proulx
)
	)		JOEY PROULX
)
s/ Michael J. Mugan	)		s/ Derek Snider
)
	)		DEREK SNIDER
)
s/ Nicole Turcotte	)		s/ Michael Mugan
)
	)		MICHAEL MUGAN
)
s/ Michael J. Mugan	)		s/ Sheldon Page
)
	)		SHELDON PAGE
)
s/ Michael J. Mugan	)		s/ Paul Alvarez
)
	)		PAUL ALVAREZ
)
s/ Michael J. Mugan	)		s/ Harvey Noss
)
	)		HARVEY NOSS

s/ Michael J. Mugan	)		s/ Aleksandra Zlobicki
)
	)		ALEKSANDRA ZLOBICKI
)
s/ Michael J. Mugan	)		s/ Brian Hughes
)
	)		BRIAN HUGHES
)
s/ Michael J. Mugan	)		s/ Dave Turner
)
	)		DAVE TURNER
)
s/ Michael J. Mugan	)		s/ Todd Burroughs
)
	)		TODD FRANKLIN BURROUGHS
)
s/ Stephanie Grattan	)		s/ John Norrie
)
	)		JOHN L. NORRIE
)
s/ Stephanie Grattan	)		s/ Elizabeth Claflin
)
	)		ELIZABETH CLAFLIN
)
s/ "witnessed"	)		s/ Anita Deoliveira
)
	)		ANITA DEOLIVEIRA
)
s/ Stephanie Grattan	)		s/ Dale King
)
	)		DALE KING
)
s/ "witnessed"	)		s/ Anton James
)
	)		ANTON JAMES
)
s/ Michael J. Mugan	)		s/ Dirk Bhagat
)
	)		DIRK BHAGAT
)
s/ Michael J. Mugan	)		s/ Kristian Kostecky
)
	)		KRISTIAN KOSTECKY
)
s/ Michael J. Mugan	)		s/ Bill Robbins
)
	)		BILL ROBBINS
)
s/ Michael J. Mugan	)		s/ Stephanie Grattan
)
	)		STEPHANIE GRATTAN
)
1053461 ONTARIO LIMITED

		By:	s/ William Campbell (Secretary)

CLARION FINANZ AG

		By:	/s/ Carlo Civelli
Carlo Civelli

REGISTER.COM, INC.

		By:	/s/ Peter Forman
Peter Forman, Chief Executive Officer

s/ Michael J. Mugan	)	/s/ Howard Bell
)
	)	HOWARD BELL
)

s/ Michael J. Mugan	)	/s/ Paul Engels
)
	)	PAUL ENGELS
)

s/ Michael J. Mugan	)	/s/ Irene Levin
)
	)	IRENE LEVIN
)

HOSTOPIA.COM, INC.

By:	s/ Franc Nemanic President

SCHEDULE "A"

Name of Shareholder	Number of Common Shares
Computrust International Inc.	200,000
Franc Nemanic	1,000,000
Marie Campbell	200,000
Getty Resources Inc.	200,000
Location Research Company of Canada Limited	200,000
Marni Saifert	200,000
477928 (BC) Ltd.	200,000
Tyrol Capital Corp.	200,000
Peter Brown	200,000
Michael Bayer	200,000
Jeffrey Beatty	200,000
Exceleration.Net Incorporated	210,000
Magaly Charbonneau	200,000
Lillian Campbell	200,000
Deborah Rose Cimone	200,000
Aubrey W. Baillie	200,000
Joey Proulx	2,000
Derek Snider	2,000
Michael Mugan	30,000
Sheldon Page	2,000
Paul Alvarez	86,000

Name of Shareholder	Number of Common Shares
Harvey Noss	10,000
Aleksandra Zlobicki	10,000
Brian Hughes	60,000
Dave Turner	20,000
Todd Franklin Burroughs	14,000
John L. Norrie	6,000
Elizabeth Claflin	4,000
Anita Deoliveira	2,000
Dale King	2,000
Anton James	16,000
Dirk Bhagat	2,000
Kristian Kostecky	2,000
Bill Robbins	6,000
Stephanie Grattan	4,000
Clarion Finanz AG	740,000

Name of Shareholder	Number of Series A Shares
1053461 Ontario Limited	4,255,319

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SHAREHOLDER AGREEMENT [UPDATED TO AUGUST 27, 2003]
ARTICLE ONE INTERPRETATION
ARTICLE TWO REPRESENTATIONS AND COVENANTS
ARTICLE THREE BUSINESS AND AFFAIRS OF THE CORPORATION
ARTICLE FOUR GENERAL MATTERS RELATING TO THE HOLDING OF SHARES AND PERMITTED TRANSFERS
ARTICLE FIVE SUBSCRIPTION RIGHTS
ARTICLE SIX RIGHTS OF FIRST REFUSAL
ARTICLE SEVEN PIGGY-BACK RIGHTS
ARTICLE EIGHT DEFAULTING SHAREHOLDERS
ARTICLE NINE DRAG-ALONG RIGHTS
ARTICLE TEN CLOSING PROCEDURES
ARTICLE ELEVEN CONFIDENTIALITY
ARTICLE TWELVE GENERAL PROVISIONS
SCHEDULE "A"